UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: September 28, 2007
 (Date of earliest event reported)

TIDELANDS OIL & GAS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	0-29613	66-0549380
(State of Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1862 West Bitters Rd. San Antonio, TX 78248
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number: (210) 764-8642

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Sale of 80% Interest in the Burgos Hub Import/Export Project

On September 28, 2007, Tidelands Oil & Gas Corporation (the “Company”) and it subsidiary, Terranova Energia S. de R.L. de C.V. entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Grand Cheniere Pipeline LLC (“Cheniere”), pursuant to which the Company has sold an 80% interest in the Company’s “Burgos Hub Project”, which, as described in greater detail in the Company’s annual report filed on Form 10-K, involves the development and construction of an integrated pipeline project traversing the United States and Mexico border and the construction of a related subterranean storage facility in Mexico.

In connection with the Purchase Agreement, the Company formed a new subsidiary, Frontera Pipeline, LLC, a Delaware limited liability company (“Frontera”), and, agreed, upon approval of applicable governmental authorities, to transfer all rights, permits and assets of the Burgos Hub Project to Frontera.  The Company then sold 80% of the equity interest in Frontera to Cheniere, effectively providing Cheniere with an 80% ownership stake in the Burgos Hub Project.

Pursuant to the sale of the 80% equity interest in Frontera, the Company (i) received an up-front payment of $1 million and (ii) is eligible to earn three additional, separate earn-out payments of $4.8 million, $1.2 million, and $2.0 million.  The Company is also entitled to receive royalty payments based on the capacity of transportation or storage service subscribed with the Burgos Hub Project, ranging from $0.008 per Mmbtu/d for Phase I to $0.002 per Mmbtu/d for Phase II to $0.02 per Mmbtu/year for Phase III, subject to certain caps.  The earn-out payments are dependent upon Cheniere electing to proceed with development of the Burgos Hub Project, which is divided into three phases, as set forth in Frontera’s Limited Liability Company Agreement (the “Operating Agreement”), which is filed as an exhibit to this report on Form 8-K.

Under the Operating Agreement, Cheniere will be the manager of Frontera, with sole decision-making and management control of the Burgos Hub Project.  If Cheniere elects to proceed with development of the Burgos Hub Project, it will be responsible for funding the development costs of the three phases; the Company is not required to provide any additional funding other than payment for  the Company’s 20% interest in construction expenditures through additional capital contributions to Frontera.  Should the Company not have sufficient funds, it may make such additional capital contributions to fund construction expenses by borrowing such funds from Cheniere on terms agreed to prior to closing and as more fully described in the form of Promissory Note attached as an exhibit to the Operating Agreement.  The Company is not obligated to make any further development-oriented expenses.  The parties entered into the Purchase Agreement and Operating Agreement with the expectation that Cheniere will proceed with, and fully fund, all three phases of the Burgos Hub Project; however, Cheniere retains sole discretion regarding whether to proceed with any of the development phases.  Subject to certain terms and conditions, if Cheniere enters into definitive financing agreements with third parties with a debt to capitalization ratio of at least 80% for a specific phase of the Project, but elects not to move forward with the development of such phase, then the Company has certain repurchase rights for Cheniere’s 80% equity interest.

The three phases are generally  described as follows:

Phase I – construction of the portion of a pipeline extending from the Valero Gilmore Plant, located at Hidalgo County, Texas to Estacion Arguelles, located in Tamaulipas, Mexico, to Station 19 of Pemex Gas y Petroquimica Basica  to Monterrey, Mexico;

Phase II - construction of the portion of a pipeline extending from the Donna Station to Brazil Storage to Station 19 of Pemex Gas y Petroquimica Basica;

Phase III - construction of the Brazil Storage Facility (underground natural gas storage facility to be located in Rio Bravo, Mexico).

Concurrently with the execution of the Purchase Agreement, Frontera executed an Independent Consulting Agreement (the “Consulting Agreement”) with the Company, pursuant to which the Company will be paid $25,000 per month for 24 months for consulting services in connection with the Burgos Hub Project.  The key personnel under the Consulting Agreement are designated as James Smith, Julio Bastarrachea and Robert Dowies.  If the services of one or two of such individuals become unavailable, the consulting payments are reduced.  If all three become unavailable, the Consulting Agreement may be terminated for cause by Frontera.  Upon a for cause termination, no further payments would be made under the Consulting Agreement and the Company would forfeit its 20% equity stake in Frontera (and thus, in the Burgos Hub Project). The Consulting Agreement also provides that the Company will not compete with the Burgos Hub Project for a period of three years after termination or expiration of the Consulting Agreement.

The foregoing summary of the terms of the Purchase Agreement, the Operating Agreement and the Consulting Agreement is qualified in its entirety by reference to the full and complete terms of such agreements, which are attached hereto as Exhibits 10.1, 10.2 and 10.3.

Item 2.01    Completion of Acquisition of Disposition of Assets

See disclosure above in Item 1.01 regarding the Company’s sale of an 80% stake in its Burgos Hub Project.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Equity Purchase Agreement dated as of September 28, 2007
10.2	Frontera Pipeline, LLC Limited Liability Company Agreement dated as of September 28, 2007
10.3	Independent Consulting Agreement dated as of September 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Company Name

Date: October 4, 2007	By:	/s/ James B. Smith
James B. Smith
President and Chief Executive Officer